Exhibit 99.1

TOREADOR ANNOUNCES FIRST EXPLORATION WELL IN SZOLNOK FARM-OUT ENCOUNTERS INERT GAS AND IS BEING ABANDONED

DALLAS, TEXAS – (April 25, 2008) – Toreador Resources Corporation (NASDAQ: TRGL) today announced that the Tik-1 exploration well located in the southwestern portion of its Szolnok block in Hungary was declared a dry hole and is subsequently being plugged and abandoned. The well encountered approximately 40 net meters of reservoir quality, gas-filled sand in the lower Pannonian sequence, but analysis of the reservoir gas revealed that it was mainly composed of inert gases with only traces of methane. The rig will be moved to the northern part of the Szolnok block to drill the second exploration well in the program, the Nko-Ny-1 in the McLaren prospect.

Toreador’s four joint venture partners are funding the drilling of the two exploration wells and a 3D seismic survey in the Szolnok block in return for an aggregate 75% interest in the block. Toreador is being carried for its 25% interest and is the operator. There was no Toreador capital invested in the well and there will be no impact on Toreador’s second quarter 2008 earnings as a result of the dry hole.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania and Turkey. More information about Toreador may be found at the company's web site, www.toreador.net.

Safe-Harbor Statement – Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, the successful completion of joint venture agreements, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Toreador provides operational update, April 25, 2008	Page 2 of 2

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CONTACT:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 972-249-5389

syee@toreador.net